UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant   ☒                           Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Badger Meter, Inc.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BADGER METER, INC.
4545 West Brown Deer Road
Milwaukee, Wisconsin 53223
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 28, 2017

The Annual Meeting of the Shareholders of Badger Meter, Inc. will be held at the Badger Meter headquarters in the Customer Experience Center, 4545 W. Brown Deer Road, Milwaukee, Wisconsin 53223 on Friday, April 28, 2017, at 8:30 a.m., local time, for the following purposes:
1. To elect as directors the nine nominees named in the Proxy Statement, each for a one-year term;
2. To consider an advisory vote to approve the compensation of the company’s named executive officers;
3. To consider an advisory vote on the frequency of votes on executive compensation;
4. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the company for the year ending December 31, 2017; and
5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Our Board of Directors recommends a vote “FOR ALL NOMINEES" in Proposal 1, “FOR” Proposals 2 and 4 and a vote of "Three Years" for Proposal 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.
Holders of record of our common stock at the close of business on February 28, 2017, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. Shareholders are entitled to one vote per share.

By Order of the Board of Directors

William R. A. Bergum,
Secretary
March 17, 2017
We urge you to submit your proxy as soon as possible. If the records of our transfer agent, American Stock Transfer & Trust Company, LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares via the Internet or by using a toll-free telephone number provided on the proxy card. Or you can mark your votes on the proxy card we have enclosed, sign and date it, and mail it in the postage-paid envelope we have provided. Instructions for using these convenient services are set forth on the proxy card. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on April 28, 2017
This Proxy Statement and our 2016 Annual Report on Form 10-K are available at
www.proxyvote.com

2017 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT TABLE OF CONTENTS

BADGER METER, INC.
4545 West Brown Deer Road
Milwaukee, Wisconsin 53223
PROXY STATEMENT
To the Shareholders of
BADGER METER, INC.
We are furnishing you with this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Badger Meter, Inc. to be used at our Annual Meeting of Shareholders (referred to as the Annual Meeting), which will be held at the Badger Meter headquarters in the Customer Experience Center, 4545 W. Brown Deer Road, Milwaukee, Wisconsin 53223, on Friday, April 28, 2017, at 8:30 a.m., local time, and at any adjournment or postponement thereof.
If you execute a proxy, you retain the right to revoke it at any time before it is voted by giving written notice to us, by submitting a valid proxy bearing a later date or by voting your shares in person at the Annual Meeting. Unless you revoke your proxy, your shares will be voted at the Annual Meeting as you instructed in your proxy. Anyone who is a shareholder of record as of the close of business on February 28, 2017 (the “record date”), may attend the Annual Meeting and vote in person. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you may not vote in person at the Annual Meeting unless you first obtain a proxy issued in your name from your broker, nominee, fiduciary or other custodian.
As of the record date, we had 29,112,415 shares of common stock, par value $1 per share, outstanding and entitled to vote. You are entitled to one vote for each of your shares of common stock.
If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, you will receive a full meeting package including a voting instruction form to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone. A broker non-vote occurs when your broker, nominee, fiduciary or other custodian submits a proxy card with respect to your shares, but declines to vote on a particular matter, either because such nominee elects not to exercise its discretionary authority to vote on the matter or does not have discretionary authority to vote on the matter. Your broker, nominee, fiduciary or other custodian has the authority under New York Stock Exchange rules to vote your unvoted shares on certain routine matters like the ratification of Ernst & Young LLP as the company’s independent registered public accounting firm for 2017, but not on the election of directors, the advisory vote to approve the compensation of our named executive officers or the advisory vote on the frequency of votes on executive compensation.
We commenced mailing this Proxy Statement and accompanying form of proxy on or about March 17, 2017.

NOMINATION AND ELECTION OF DIRECTORS
You and the other holders of the common stock are entitled to elect nine directors at the Annual Meeting. If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the election of each of the nine nominees for director identified below. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares with your specific voting instructions for the election of directors. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.
Directors will be elected by a plurality of votes cast at the Annual Meeting (assuming a quorum is present). If you do not vote your shares at the Annual Meeting, whether due to abstentions, broker nonvotes or otherwise, and a quorum is present, it will have no impact on the election of directors. Once elected, a director serves for a one-year term or until his/her successor has been duly appointed, or until his/her death, resignation or removal.
If a director receives more “withheld” votes than “for” votes in an uncontested election, then according to the process described in the company's current bylaws: that director will tender his or her resignation to the Chairman of the Board of Directors following certification of the shareholder vote, the Chairman will refer the resignation to the Board of Directors' Resignation Committee to consider whether or not to accept such resignation. Thereafter, the board will disclose its decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable) in a Current Report on Form 8-K furnished to the Securities and Exchange Commission.

The nominees of the Board of Directors for director, together with certain additional information concerning each such nominee, are identified below. All of the nominees are current directors of our company. If any nominee is unable or unwilling to serve, the named proxies have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.
Nominees for Election to the Board of Directors
Two of the company’s current directors, Ronald H. Dix and Steven J. Smith, whose terms expire at the Annual Meeting, will not stand for re-election.  James F. Stern was elected as a director on November 11, 2016.  Mr. Stern was recommended by the Corporate Governance Committee.  Todd A. Adams and Glen E. Tellock were elected as directors on February 10, 2017.  Messrs. Adams and Tellock were recommended by the Corporate Governance Committee.  Upon Messrs. Dix and Smith terminating their services as directors, the size of the Board of Directors will be set at nine members.
The following section provides information as of the date of this Proxy Statement about each nominee. The information presented includes information each director has given us about his/her age, all positions he/she holds, his/her principal occupation and business experience for the past five years, and the names of other companies, some of which are publicly-held, of which he/she currently serves as a director or has served as a director during the past five years. All directors meet the qualifications established by the Corporate Governance Committee as set forth beginning on Page 4 of this Proxy Statement.
In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he/she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Name	Age	Business Experience During Last Five Years	Director Since
Todd A. Adams	46
Rexnord: President and Chief Executive Officer since 2009 and also serves on its Board of Directors. Mr. Adams joined Rexnord in 2004; his prior roles at the company include President of the company’s Water Management platform, Senior Vice President & Chief Financial Officer, and Vice President - Controller & Treasurer. Prior to joining Rexnord, Mr. Adams held senior financial roles with The Boeing Company, APW Ltd., Applied Power and IDEX. Mr. Adams also serves on the board of Generac Holdings. Mr. Adams’ public company leadership and complex manufacturing expertise as well as experience in water management solutions are an excellent combination of skills to provide advice and guidance for the company.
			2017
Thomas J. Fischer	69	Mr. Fischer is a consultant in corporate financial and accounting matters and a retired Senior Regional Managing Partner of Arthur Andersen LLP. At Arthur Andersen he served principally international public manufacturing and distribution companies. Mr. Fischer is also a director of Regal-Beloit Corporation and WEC Energy Group. The Board benefits from Mr. Fischer’s expertise in the areas of financial, accounting and auditing matters, including financial reporting, corporate transactions and enterprise risk management.	2003
Gale E. Klappa	66	WEC Energy Group (a holding company for electric and gas utilities): Non-executive Chairman, former Chairman and Chief Executive Officer. Mr. Klappa is a director of WEC Energy Group, Joy Global, Inc. and Associated Banc-Corp. Mr. Klappa has significant experience as the Chief Executive Officer of a major public company and as a manager of regulated utility companies. Further, he has in-depth knowledge of utility metering needs. He is able to provide valuable advice and guidance to the company in these areas.	2010

Name	Age	Business Experience During Last Five Years	Director Since
Gail A. Lione	67
Dentons: Senior Counsel. Georgetown University School of Law:  Adjunct Professor of Intellectual Property Law. Former Adjunct Professor of Intellectual Property Law at Marquette University School of Law. The Harley-Davidson Foundation:  Retired President. Harley-Davidson, Inc.: Former Executive Vice President, General Counsel & Secretary and Chief Compliance Officer.   Ms. Lione is a director of Sargento Foods Inc., a privately-held company where she serves on the compensation committee; and The F. Dohmen Co., a privately-held company where she serves on the audit committee. Ms. Lione is a Senior Fellow of the Governance Center of the Conference Board. Ms. Lione has significant legal and management experience in manufacturing that includes securities law, intellectual property, corporate governance and corporate compliance, as well as human resources issues, which enables her to provide valuable advice and guidance to the company.
			2012
Richard A. Meeusen	62	Badger Meter, Inc.: Chairman, President and Chief Executive Officer. Mr. Meeusen is a director of Menasha Corporation and Serigraph Inc., both privately-held companies. Mr. Meeusen has significant experience in managing Badger Meter which enables him to provide the board with valuable insights and advice.	2001
Andrew J. Policano	67	Paul Merage School of Business, University of California - Irvine: former Dean, Chaired Professor and Director - Center for Investment and Wealth Management. Formerly, Paul Merage School of Business, University of California - Irvine: Dean. Mr. Policano is a director of Rockwell-Collins, Inc. and a trustee of Payden & Rygel, a mutual fund company. Mr. Policano’s experience in general management and his involvement in and knowledge of new academic research into business issues enable him to provide valuable insights and advice to the company.	1997
James F. Stern	54
A.O. Smith Corporation: Executive Vice President, General Counsel and Secretary. Mr. Stern has more than 25 years of experience in management, corporate governance and mergers & acquisitions. Mr. Stern joined A.O. Smith in 2007, and, in addition to his legal and corporate development involvement, has for the past several years chaired the company’s global water treatment steering committee, focusing on strategy, expansion and alignment of the company’s water treatment businesses. Prior to joining A.O. Smith, Mr. Stern was a partner in the transactional & securities practice group of Foley & Lardner LLP in Milwaukee, Wisconsin. Mr. Stern's legal, international and water background provides valuable advice and insights for the company.
			2016
Glen E. Tellock	56
Lakeside Foods: President and Chief Executive Officer since May 2016. Prior to that, Mr. Tellock served The Manitowoc Company, Inc. from 1991 to 2015, holding various leadership positions with the company, including Chief Financial Officer, until his appointment as President and Chief Executive Officer in 2007 and Chairman, President and Chief Executive Officer in 2009. Prior to The Manitowoc Company, Inc., Mr. Tellock held roles at The Denver Post Corporation and Ernst & Whinney. Mr. Tellock currently serves on the board of Astec Industries, Inc. Mr. Tellock’s past experience in running a public manufacturing company and current experience in running Lakeside Foods enables him to provide valuable insights to the company.
			2017

Name	Age	Business Experience During Last Five Years	Director Since
Todd J. Teske	52
Briggs & Stratton Corporation (a producer of gasoline engines and outdoor power products): Chairman, President and Chief Executive Officer. Formerly, Briggs & Stratton Corporation: President and Chief Executive Officer, and President and Chief Operating Officer. Mr. Teske is a director of Briggs & Stratton Corporation and Lennox International, Inc. Mr. Teske has significant experience in management and as the Chief Executive Officer of a public company and in the operational management of a manufacturing company, including international operations, which enables him to provide valuable advice and guidance for the company.

			2009

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR ALL NOMINEES" AS IDENTIFIED ABOVE.
Independence, Committees, Meetings and Attendance
Our Board of Directors has three standing committees: the Audit and Compliance Committee (referred to as the Audit Committee), the Compensation Committee and the Corporate Governance Committee (referred to as the Governance Committee). The Board of Directors has adopted written charters for each committee, which are available on our website at www.badgermeter.com under the selection "Company"- "Investors"-"Corporate Governance"-"Highlights."
In making independence determinations, the board observes all criteria for independence established by the Securities and Exchange Commission, the New York Stock Exchange, and other governing laws and regulations. The board has determined that each of the directors (other than Mr. Meeusen) (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and our Principles of Corporate Governance; (ii) meets the categorical independence standards adopted by the board (set forth below); and (iii) has no other “material relationship” with the company that could interfere with his/her ability to exercise independent judgment. In addition, the board has determined that each member of the Audit Committee and Compensation Committee, respectively, meets the additional independence standards of the New York Stock Exchange.
The current committee assignments are:

BOARD COMMITTEES
Independent Director	Audit and Compliance	Compensation	Corporate Governance
Ronald H. Dix			X
Thomas J. Fischer	X*		X
Gale E. Klappa	X	X
Gail A. Lione		X	X
Andrew J. Policano			X*
Steven J. Smith	X	X*
Todd J. Teske	X	X

*	Chairman of the Committee

New committee assignments will be made following the April 28, 2017 annual meeting of shareholders.
The Audit Committee met five times in 2016. The Audit Committee oversees our financial reporting process on behalf of the board and reports the results of their activities to the board. The activities of the Audit Committee include employing, with shareholder ratification, an independent registered public accounting firm for us, discussing with the independent registered public accounting firm and internal auditors the scope and results of audits, monitoring our internal controls, ethics and compliance risk management, and pre-approving and reviewing audit fees and other services performed by our independent registered public accounting firm. The board has determined that all four members of the Audit Committee qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission. Furthermore, the board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange.
In overseeing the independent registered public accounting firm, the Audit Committee, among other things, (i) reviews the independence of the independent registered public accounting firm; (ii) reviews periodically the level of fees approved for the independent registered public accounting firm and the pre-approved non-audit services it has provided; (iii) reviews the performance, qualifications and quality control procedures of the independent registered public accounting firm; and (iv) reviews the scope of and overall plans for the annual audit and the internal audit program. In addition to the Audit Committee’s responsibilities regarding the independent registered public accounting firm, the Audit Committee established, and oversees, procedures for the receipt, retention and treatment, on a confidential basis, of any concerns regarding questionable accounting, internal controls or auditing matters.
The Compensation Committee, which met two times in 2016, and one time in January 2017, reviews and establishes all forms of compensation for our executive officers and directors, administers our compensation plans, including the various stock plans, reviews the various management development and succession programs and addresses compensation-related risks.
The Governance Committee, which met four times in 2016, oversees all matters related to director performance, including the recommendation of nominees for the Board of Directors, assists the Board of Directors in providing oversight of the company’s enterprise risk management programs, and oversees all corporate governance matters, including developing and recommending to the board the company’s Principles of Corporate Governance.
The Board of Directors held five meetings in 2016. During 2016, all directors attended at least 75% of the meetings of the full board and the committees on which they served during the period. A closed session for only independent directors was held following each of the regular board meetings. All members of the board attended the 2016 Annual Meeting of Shareholders. It is the board’s policy that all directors attend the Annual Meeting of Shareholders, unless unusual circumstances prevent such attendance.
Leadership Structure
Our Board of Directors currently believes it is in the best interests of the company to combine the positions of Chairman and Chief Executive Officer ("CEO") because this provides the company with unified leadership and direction. In addition, our current Chairman and CEO has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the Board of Directors, as our board works together to oversee our management and affairs.
Because our Chairman is not an independent director, our independent directors believe it is appropriate to appoint an independent director as a Lead Outside Director. Our Lead Outside Director works with our Chairman and CEO and other board members to provide strong, independent oversight of our management and affairs. Among other things, our Lead Outside Director serves as the principal liaison between the Chairman and our independent directors and chairs the closed sessions that consist of only our independent directors. Ms. Lione currently serves as Lead Outside Director of the board.
Board Role in Risk Oversight
Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the company. The full Board of Directors participates in an annual enterprise risk management assessment. In this process, risk is assessed by management throughout the business, focusing on four primary areas of risk: employment risks, facility risks, product risks and general business risks (which include strategic, financial, legal, compliance and reputational risks). A report is provided and presented to the board, which is reviewed thoroughly.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including overseeing the integrity of the company’s financial statements, qualifications and independence of the independent registered public accounting firm, internal controls and general corporate ethics and compliance. In addition, the

Audit Committee annually reviews and assesses the effectiveness of the company’s overall compliance program. The Compensation Committee focuses on compensation risk including risks associated with the administration and structure of our employee benefit plans. The Governance Committee focuses on corporate governance policies that help mitigate risk.
Nomination of Directors
All members of the Governance Committee meet the definition of independence set forth by the New York Stock Exchange. The Governance Committee has responsibility for recommending nominees for our Board of Directors. The board has adopted a policy by which the Governance Committee will consider nominees for board positions, as follows:

•	When a vacancy occurs on the Board of Directors, the Governance Committee will initiate and oversee a search process for potential new candidates for Board of Director positions.

•
The Governance Committee will review each candidate’s qualifications in light of the needs of the Board of Directors and the company, considering the current mix of director attributes and other pertinent factors.

•	The following minimum qualifications must be met by each director nominee:

◦	Each director must display the highest personal and professional ethics, integrity and values.

◦	Each director must have the ability to exercise sound business judgment.

◦
Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

◦	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

◦	Each director must be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

◦
The majority of the directors must be independent, as defined herein and according to applicable rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange.

◦	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

◦
At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission.

◦
The Board believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board's deliberations and enables the Board to better represent all of the Company's constituents.  Accordingly, the Board is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, skills and experiences as part of each Board search the Company undertakes.

◦	No candidate, including current directors, may stand for reelection after reaching the age of 72.

•	There are no differences in the manner in which the Governance Committee evaluates candidates recommended by shareholders and candidates identified from other sources.

•
To recommend a candidate, shareholders should write to the Board of Directors, c/o Secretary, Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. Such recommendation should include the candidate’s name and address, a brief biographical description and statement of qualifications of the candidate and the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.

•
To be considered by the Governance Committee for nomination and inclusion in our Proxy Statement, the Board of Directors must receive shareholder recommendations for director no later than 90 days prior to the second Saturday in the month of April or as otherwise stated in the Company's Proxy Statement.

During 2016, and as of the date of this Proxy Statement, the Governance Committee did not pay any fees to third parties to assist in identifying or evaluating potential candidates. Also, the Governance Committee did not receive any shareholder nominees for consideration at the Annual Meeting.

Communications with the Board of Directors
Shareholders and non-shareholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Lead Outside Director, by submitting such communications in writing to the intended recipient, c/o the Secretary of Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536, via certified mail. The Secretary will forward communications received to the appropriate party. However, commercial advertisements or other forms of solicitation will not be forwarded.
Categorical Independence Standards for Directors
The company’s categorical independence standards for directors are contained in the company’s Principles of Corporate Governance, which are annually reviewed by the Governance Committee. If appropriate, changes are recommended to the Board of Directors for approval.
A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Badger Meter, Inc. will be deemed to be independent:
1.    The company has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being considered independent following that employment.
2.    Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from the company, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the company need not be considered in determining independence under this test.
3.    The director has not been employed by, or affiliated with the company’s present or former internal or external auditor, nor have any of his or her immediate family members been so employed or affiliated (except in a nonprofessional capacity).
4.    Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of the company’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.
5.    Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In applying this test, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the company and the director’s or immediate family member’s current employer; the company need not consider former employment of the director or immediate family member.
6.    Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the company gives directly, or indirectly through the provision of services, more than $1 million per annum or 2% of such organization’s consolidated gross revenues (whichever is greater).
In addition to satisfying the criteria set forth above, directors who are members of the Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following additional criteria:
1.    A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board, or any other board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from the company or any subsidiary thereof, provided that, unless the rules of the New York

Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service).
2.    A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the board, or any other board committee, be an affiliated person of the company.
3.    If an Audit Committee member simultaneously serves on the audit committees of more than two other public companies, then the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the company’s Audit Committee. The company must disclose this determination in its Proxy Statement.
Available Corporate Governance Information
The company’s Code of Business Conduct, Principles of Corporate Governance, Code of Conduct for Financial Executives and Charters of all current board committees are available on our website at www.badgermeter.com under the selection “Company” - “Investors” - “Corporate Governance.” Copies can also be obtained by writing to the Secretary of Badger Meter, Inc., P.O. Box 245036, Milwaukee, WI 53224-9536.

RELATED PERSON TRANSACTIONS
We had no transactions during 2016, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board of Directors has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•
A “related person” means any person who is, or was at some time since the beginning of the last fiscal year, (a) one of our directors, executive officers or nominees for director, (b) a greater than five percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

•
A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Governance Committee certain information relating to related person transactions for review, approval or ratification by the Governance Committee. Disclosure to the Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the Board of Directors.
Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the company’s total annual revenues or the charitable organization’s total annual receipts, and (b) any transaction involving a related person where the rates or charges involved are determined by competitive bids.

STOCK OWNERSHIP OF BENEFICIAL OWNERS HOLDING MORE THAN FIVE PERCENT
The following table provides information concerning persons known by us to beneficially own more than five percent of our common stock as of February 28, 2017.

Name	Aggregate Number of Shares and Percent of Common Stock Beneficially Owned
BlackRock, Inc.	3,267,116	(1)
55 East 52nd Street New York, NY 10055	11.20%
The Vanguard Group, Inc.	2,614,452	(2)
100 Vanguard Boulevard Malvern, PA 19355	8.98%
Mairs and Power, Inc.	2,109,514	(3)
332 Minnesota Street W-1520 First National Bank Building St. Paul, MN 55101	7.20%
Kayne Anderson Rudnick Investment Management, LLC	1,661,360	(4)
1800 Avenue of the Stars 2nd Floor Los Angeles, CA 90067	5.71%

(1)
Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc. on January 12, 2017. The Schedule 13G indicates that BlackRock, Inc. has sole voting power over 3,198,795 shares and sole dispositive power over 3,267,116 shares.

(2)
Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by The Vanguard Group, Inc. on February 10, 2017. The Schedule 13G indicates that The Vanguard Group, Inc has sole voting power over 56,268 shares, shared voting power over 5,856 shares, sole dispositive power over 2,553,814 shares and shared dispositive power over 60,638 shares.

(3)
Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by Mairs and Power, Inc. on February 14, 2017. The Schedule 13G indicates that Mairs and Power, Inc. has sole voting power over 1,621,702 shares and sole dispositive power over 2,109,514 shares.

(4)
Information shown is based on a Schedule 13G filed with the Securities and Exchange Commission by Kayne Anderson Rudnick Investment Management, LLC on February 9, 2017. The Schedule 13G indicates that Kayne Anderson Rudnick Investment Management, LLC has sole voting power over 1,266,060 shares, shared voting power over 395,300 shares, sole dispositive power over 1,266,060 shares and shared dispositive power over 395,300 shares.

STOCK OWNERSHIP OF MANAGEMENT
The following table sets forth, as of February 28, 2017, the number of shares of common stock beneficially owned and the number of exercisable options outstanding by (i) each of our directors, (ii) each of the executive officers named in the Summary Compensation Table set forth below (referred to as the named executive officers or “NEOs”), and (iii) all of our directors and executive officers as a group. Securities and Exchange Commission rules define “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to such security.

Name	Aggregate Number of Shares and Percent of Common Stock Beneficially Owned(1)
Todd A. Adams	0 *	(2)
Ronald H. Dix	216,900 *	(3)
Thomas J. Fischer	25,836 *	(4)
Gale E. Klappa	26,346 *
Gail A. Lione	23,910 *
Richard A. Meeusen	400,998 1.4%	(5)
Andrew J. Policano	40,034 *	(6)
Steven J. Smith	57,346 *
Glen E. Tellock	0 *
Todd J. Teske	26,346 *
Gregory M. Gomez	54,495 *	(7)
Horst E. Gras	22,069 *	(8)
Richard E. Johnson	188,210 *	(9)
James F. Stern	0 *
Kimberly K. Stoll	26,728 *	(10)
All Directors and Executive Officers as a Group (20 persons, including those named above)	1,330,904 4.5%

*	Less than one percent

(1)
Unless otherwise indicated, the beneficial owner has sole investment and voting power over the reported shares, which includes shares from stock options that are currently exercisable or were exercisable within 60 days of February 28, 2017.

(2)
Does not include deferred director fee holdings of 201 phantom stock units held by Mr. Adams under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash.

(2)
Does not include deferred director fee holdings of 10,336 phantom stock units held by Mr. Dix under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash. Ronald H. Dix has sole investment and voting power over 45,000 shares he holds directly. He has shared investment and voting power over 171,900 shares he owns with his spouse.

(3)	Thomas J. Fischer shares voting power with his spouse over the reported shares.

(4)
Richard A. Meeusen has sole investment and voting power over 207,212 shares he holds directly, 8,426 shares in our Employee Savings and Stock Ownership Plan, 150,844 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 28, 2017 and 34,516 shares of restricted stock.

(5)
Does not include deferred director fee holdings of 1,082 phantom stock units held by Mr. Policano under the Badger Meter Deferred Compensation Plan for Directors. The value of the phantom stock units is based upon and fluctuates with the market value of the common stock. When a participant chooses to exit the plan, the phantom stock units are paid out only in cash.

(6)
Gregory M. Gomez has sole investment and voting power over 13,060 shares he holds directly, 12,151 shares in our Employee Savings and Stock Ownership Plan, 24,728 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 28, 2017 and 4,556 shares of restricted stock.

(7)
Horst E. Gras has sole investment and voting power over 14,661 shares he holds directly, 3,930 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 28, 2017 and 3,478 shares of restricted stock.

(8)
Richard E. Johnson holds 4,967 shares in our Employee Savings and Stock Ownership Plan, 13,861 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 28, 2017 and 9,398 shares of restricted stock. He has shared investment and voting power over 159,984 shares he owns with his spouse.

(9)
Kimberly K. Stoll has sole investment and voting power over 6,070 shares she holds directly in an IRA, 4,584 shares in our Employee Savings and Stock Ownership Plan, 9,888 shares subject to stock options that are currently exercisable or were exercisable within 60 days of February 28, 2017 and 4,556 shares of restricted stock. She has shared investment and voting power over 1,630 shares she owns with her spouse.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Policies and Procedures
Our executive compensation program for all executive officers, including each Named Executive Officer (NEO), is administered by the Compensation Committee. The Compensation Committee is composed of four independent directors - Mr. Smith (Chairman), Mr. Klappa, Ms. Lione and Mr. Teske.
The compensation philosophies that guide the Compensation Committee as it carries out its duties include the following:

•	Executive compensation programs should be designed to attract and retain qualified executive officers, as well as motivate and reward performance.

•
The payment of annual incentive compensation should be directly linked to the attainment of performance goals approved by the Compensation Committee. See “Total Compensation and Link to Performance” below.

•
Long-term incentive programs should be designed to align with shareholder interests by utilizing stock options, restricted stock and long-term cash incentives in order to ensure that our executive officers are committed to our long-term success.

•
The Compensation Committee should attempt to achieve a fair and competitive compensation structure for our executive officers by implementing both short-term and long-term plans with fixed and variable components.

•
Compensation policies should be structured to align the interests of management with the interests of shareholders, in a manner that does not encourage excessive risk taking. To discourage excessive risk taking, the Compensation Committee conducts an annual risk assessment of our compensation plans and places great emphasis on equity-based incentive compensation and stock ownership by executive officers.

In making its decisions and recommendations regarding executive compensation, the Compensation Committee reviews, among other things:

•
Compensation data obtained through an independent executive compensation consultant for competitive businesses of similar size and similar business activity. The data considered includes information relative to both base salary and bonus separately and on a combined basis, as well as total cash and long-term incentive compensation.

•
Our financial performance as a whole relative to the prior year, our budget and other meaningful financial data, such as sales, return on assets, return on equity, cash generated from operations and financial position.

•	The recommendations of the Chairman, President and Chief Executive Officer (“CEO”) with regard to the other executive officers.

In developing compensation plans for fiscal year 2017, the Compensation Committee considered the positive “say on pay” vote of our shareholders at our 2016 Annual Meeting of Shareholders. As a result, and as we describe in this Compensation Discussion and Analysis, the Compensation Committee kept in place for fiscal year 2017 most of the same executive compensation program components that it had disclosed to shareholders in the Proxy Statement for the 2016 Annual Meeting of Shareholders.
Executive Compensation and Governance Practices and Standards
We endeavor to maintain sound governance practices and standards consistent with our executive compensation philosophies. The following governance practices and standards were in effect during 2016:

•	The Compensation Committee is comprised solely of independent directors.

•	The Compensation Committee engaged its own compensation consultant to assist with its 2016 compensation review. This consultant performed no consulting or other services for the company.

•	The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

•	Our directors and executive officers are prohibited from holding our common stock in a margin account or pledging our common stock as collateral for a loan.

•	Our directors and executive officers are prohibited from engaging in short sales of our common stock.

•	The Compensation Committee annually assesses the risk within the executive compensation program.

•	All executive officers are expected to hold company stock at least equal to two-times their annual base salaries.

•
The Company has a Compensation Recoupment Policy (commonly referred to as a “clawback policy”). The clawback policy is designed to ensure that incentive-based compensation is paid to executive officers based on accurate financial statements. In the event that we are required to prepare an accounting restatement due to the material noncompliance with accounting rules, the policy applies to incentive-based compensation that is granted to current or former executive officers of the company who received incentive-based compensation at any time after the effective date of policy and during the three-year period preceding the date on which we are required to prepare the accounting restatement. When final rules are adopted by the Securities and Exchange Commission regarding any additional clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to review our policy and amend it to comply with the new rules.

Role of Compensation Consultant
For 2016, the Compensation Committee engaged Willis Towers Watson  PLC ("Willis Towers Watson"). The Compensation Committee generally engages an independent compensation consultant and has the authority to approve fees and other terms of the engagement. The consultant’s duties were to evaluate executive compensation, to discuss general compensation trends, to provide competitive market data and to assist our CEO in developing compensation recommendations to present to the committee for the executive officers other than himself. The compensation consultant provides the committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The executive compensation consultant does not make specific recommendations on individual compensation amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation. The Compensation Committee has assessed the independence of Willis Towers Watson pursuant to Securities and Exchange Commission rules and New York Stock Exchange Listing standards and affirmatively determined that Willis Towers Watson's services have not raised any conflicts of interest.
Total Compensation and Link to Performance
We strive to compensate our executive officers at competitive levels, with the opportunity to earn above-median compensation for above-market performance, through programs that emphasize performance-based incentive compensation in the form of annual cash payments, equity-based awards and a long-term incentive program. To that end, total executive compensation is tied to our performance and is structured to ensure that, due to the nature of our business, there is an appropriate balance focused on our long-term versus short-term performance, and also a balance between our financial performance and the individual performance of our executive officers, all of which is designed to align compensation with our shareholders’ interests. For example, the Annual Bonus Plan is based primarily on targeted annual growth in Earnings Before Interest and Taxes. Long-term bonus plans include cash awards based on either relative shareholder returns compared to a peer group or, beginning in 2016, operating income targets, over three-year periods, and restricted stock and option grants that increase in value with the stock price. These programs are further described under “Elements of Compensation” below.
For those compensation components where individual performance is a consideration, individual performance is considered as part of the overall evaluation process.  This evaluation of individual performance impacts the annual adjustment to base salaries for all of our executive officers and also may impact payments made under the annual bonus plan for all officers except the CEO.  For the periods disclosed, the Compensation Committee determined that the performance of all executive officers was satisfactory.  As such, annual base salary adjustments were made for each executive officer based on recommendations from the CEO (for all executive officers except the CEO) and the judgment of the Compensation Committee, although no adjustments were made to the payments made under the Annual Bonus Plan.
We believe that the total compensation paid or awarded to our executive officers during 2016 was consistent with our financial performance and the individual performance of each of the executive officers. Based on our analysis and the advice of

Willis Towers Watson, we also believe that the compensation was reasonable in its totality and is consistent with our compensation philosophies as described above.
To the extent that base salaries and equity grants vary by professional role in the marketplace, as demonstrated by the competitive market data supplied by our independent executive compensation consultant, the base salaries and equity grants of the executive officers will vary, sometimes significantly. For example, consistent with the level of responsibility and the executive compensation practices of the companies in the market comparisons, Chief Executive Officers typically earn significantly more in base salary and equity grants than other executive officers.
As noted above, our CEO serves in an advisory role to the Compensation Committee with respect to executive compensation for executive officers other than himself (the CEO does not participate in determining or recommending compensation for himself). His recommendations are given significant weight by the Compensation Committee, but the Compensation Committee remains responsible for all decisions on compensation levels for the executive officers and on our executive compensation policies and executive compensation programs. All decisions on executive compensation levels and programs are made by the Compensation Committee.
Amount and Elements of Compensation
The Compensation Committee determines the amounts and elements of compensation under our compensation program for our executive officers. The program involves base salaries, benefits, short-term annual cash incentive bonuses and a long-term incentive program using stock options, restricted stock and cash incentives.
Peer Group and Compensation Survey Data.    Compensation levels are established for each executive officer by the Compensation Committee, with general reference to data supplied by Willis Towers Watson on organizations of similar size and business activity. Willis Towers Watson provided data from two sources: general industry survey data, and the recent proxy statements of a peer group selected by Willis Towers Watson and approved by the Compensation Committee. The general industry survey data was obtained from the 2016 Willis Towers Watson Executive Compensation Database Survey and the 2016 Willis Towers Watson Top Management Survey. This compensation data incorporates privately-held as well as publicly-held companies of similar size, and has a broad definition of similar business activity, thereby providing a more comprehensive basis for evaluating compensation relative to those companies that compete with us for executives. The data includes salaries, benefits, total cash compensation, long-term incentive compensation and total compensation. Where appropriate, the data was size-adjusted using regression analysis based on revenues.
Willis Towers Watson also developed a peer group of fourteen comparable publicly-held manufacturing companies that have business operations similar to ours in 2016 (the “peer group”). For both 2015 and 2016, compensation information for the five highest paid executives at each of the fourteen companies was obtained from the proxy statements of the companies and compared to the compensation of our five highest paid executives. The companies in the peer group were A.O. Smith, CIRCOR International, CLARCOR, Inc., ESCO Technologies, Franklin Electric Co., Gorman-Rupp, Itron, Inc., Lindsay Corporation, MFRI, Mueller Water Products, Northwest Pipe Co., Rexnord Corporation, Sun Hydraulics Corp., and Watts Water Technologies. This was the same peer group used for the “Comparison of Cumulative Total Return” disclosure in our Annual Report on Form 10K for 2016. Fuel Systems Solutions had been included in the peer group prior to 2016 but was excluded in 2016 due to its merger with Westport. The Compensation Committee annually reviews and approves the appropriateness of the peer group.
Base Salary.    Our policy is to pay executive officers at market, with appropriate adjustments for performance and levels of responsibility. To aid the Compensation Committee in its understanding of each executive officer’s long-term performance and levels of responsibility, the Compensation Committee is given a five-year history, which sets forth the base salary, short-term incentive awards, and long-term compensation of each such officer. The Compensation Committee has consistently applied this policy and procedure with respect to base salaries for the past 25 years.
Base salary increases for our executive officers approved as of November 12, 2015 for calendar year 2016, by the Compensation Committee, ranged from 2.5% to 10.0%. The Chairman, President and Chief Executive Officer’s compensation increased 3.0%. The other NEOs received base salary increases of 3.0% for Mr. Johnson, 2.5% for Mr. Gras, and 10.0% for Mr. Gomez and Ms. Stoll. These increases were based primarily on our goal to keep base salaries at market, in order to maintain competitive salary levels, but they also reflect the positive impact each of our executive officers had on our financial and strategic results in 2015. The larger increases for Mr. Gomez and Ms. Stoll were deemed appropriate given their expanded responsibilities in 2015 and the average salaries of similar positions in comparable companies as recommended by Willis Towers Watson.

Base salary increases for our executive officers approved as of November 10, 2016 for calendar year 2017, by the Compensation Committee, ranged from 2.5% to 3.0%. The Chairman, President and Chief Executive Officer’s compensation increased 3.0%. The other NEOs received base salary increases of 2.5% to 3.0%. These increases were based primarily on our goal to keep base salaries at market, in order to maintain competitive salary levels, but they also reflect the positive impact each of our executive officers had on our financial and strategic results in 2016.
Annual Bonus Plan.    Our annual bonus plan is designed to align our compensation with our shareholders’ interests over the long term. The plan is intended to provide a competitive level of compensation when the executive officers achieve their performance objectives. Under the annual bonus plan, the target bonus for the CEO was 100% of his base salary and the target bonus for all other NEOs was 35% - 55% of their base salary for 2016. The targets set pursuant to the annual bonus plan for 2016 were comprised of two components - a financial factor based on the attainment of a certain level of adjusted Earnings Before Interest and Taxes ("EBIT") and individual performance for all officers except the CEO.
The Compensation Committee approves the target level of earnings used for the financial component of the determination of an executive’s annual bonus at the beginning of each year. For 2016, the target financial factor was based on achieving an increase in adjusted EBIT of 15% over the 2015 adjusted EBIT, at which point the target annual bonus could be paid. Details of the annual bonus payout plan are as follows:
If the increase in adjusted EBIT in 2016 was:

•	below 0%, no annual bonus would be paid;

•	at 0%, the annual bonus would be 50% of the target bonus;

•	between 0% and 15%, the annual bonus would be pro-rated between 50% and 100% of the target bonus;

•	between 15% and 23.2%, the annual bonus would be pro-rated between 100% and a "stretch" bonus equal to 150% of the target amount; and

•	above 23.2%, the annual bonus would equal the stretch bonus of 150% of the target amount.

The Compensation Committee may adjust EBIT results for pension settlement or curtailment charges, costs (other than internal labor) associated with actual or potential acquisitions, results of newly acquired entities for the first twelve months after the effective date of acquisition and other non-operating items such as significant gains or losses from the disposal or impairment of long-term assets. For 2016, the Compensation Committee approved adjustments to EBIT (and the related bonus payments) for earnings from an acquired company, net of acquisition costs, for the acquisition costs incurred in 2016 associated with both completed and uncompleted acquisition activities and for settlement charges associated with the defined-benefit pension plan, such adjustments being consistent with past practices. After adjustment for these factors, the adjusted EBIT for 2016 increased 20.2% over the 2015 adjusted EBIT, resulting in a bonus payment equal to 131.4% of the target bonus.
The 2016 annual bonus for each executive officer except the CEO could also be adjusted up or down 10% at the discretion of the Compensation Committee. Further, the Compensation Committee has the authority to award special performance bonuses. No such adjustments were made for 2016 for the regular program, and there were no special performance bonuses.
Long-Term Incentive Plan (referred to as LTIP)
In 2016, long-term incentive compensation awards for the executive officers were comprised of 30% restricted stock awards, 30% stock option awards and 40% cash bonus. The mix is intended to provide balance between performance-oriented long-term incentive vehicles (stock options and cash bonus) and retention-oriented long-term incentive vehicles (restricted stock). We believe that the granting of company stock options and the use of cash bonus tied to an extended performance period serves to encourage the executive officers to direct efforts that will ultimately align our executive compensation program with our shareholders’ interests over the long term. We believe that the granting of restricted stock serves to encourage our executive officers to direct their efforts to increase shareholder value.
In determining the amount of incentive compensation to be awarded to each NEO, we consider the mix of long-term incentives provided by the companies in the competitive market data supplied by the compensation consultant as a guidepost, but we primarily structure the long-term incentive mix based on our compensation objectives. Specifically, the nature and amount of the long-term incentive compensation awarded to each of the NEOs was based primarily on our desire to ensure that executive compensation is tied to our performance, with an appropriate balance focused on our long-term versus short-term performance. The mix of the long-term incentive awards was the same for each of the NEOs. Furthermore, the individual performance of each NEO was considered as part of the overall evaluation process, with the Compensation Committee determining that the performance of each of the NEOs was satisfactory. As a result, in 2016 the individual performance of any NEO did not result in any adjustments to the nature or amount of the long-term incentive compensation awarded to such NEO.
The LTIP program presents an opportunity for executive officers and other key employees to gain or increase their equity interests in our stock. See the discussion below under "Common Stock Ownership Guidelines."
Stock options and restricted stock awards are granted annually to the executive officers and other key employees at amounts determined each year by the Compensation Committee. In addition, one-time stock option awards are granted to new executive officers, within one year of becoming an executive officer. All of the stock options awards are granted with an exercise price equal to the closing price of our common stock on the date of grant.
In selecting a date of grant, the Compensation Committee establishes a date that avoids any inference of timing such awards to the release of material non-public information. Restricted stock awards use an average of the prior 10 days closing prices to determine the number of shares granted based on a predetermined dollar value.
In addition to the above-mentioned awards, our LTIP provides for potential cash-based performance unit awards to all executive officers, including the NEOs. During 2016, there were cash-based performance unit awards outstanding based on two Relative Total Shareholder Return ("RTSR") goals for periods covering 2014-2016 and 2015-2017. For the periods 2016-2018 and 2017-2019, the Compensation Committee changed the cash-based performance unit awards to a new program described below.
We granted cash-based performance units based on RTSR in January of 2014 to each of our executive officers for a three-year performance period (2014-2016). At the end of the three-year performance period in 2016, our total shareholder return, based on stock performance and reinvested dividends, was compared to the total shareholder return of our 2014 peer group. The executive officers earned the performance units based on relative performance of our stock compared to the performance of the peer group. Under the program, at the 35, 55 and 75 percentile relative performance levels, the executive officers would earn 50%, 100% and 200% of the target performance units, respectively. Units earned would be pro-rated for performance between these amounts and converted to cash based on the Company’s stock price. In February of 2017, payments were made to the NEOs under this program based on 197.5% of the target performance units since the Company’s total shareholder return for the period 2014-2016 was at the 74.5th percentile of the peer group.
In January of 2015, the Compensation Committee continued the RTSR program by establishing a new three-year performance period (2015-2017). Except for the differences in performance periods, these programs operate in the same manner as the RTSR described above.
In January of 2016, the Compensation Committee discontinued the RTSR program and replaced it with a new cash-based performance unit program based on operating income targets. The Compensation Committee made this change to better align performance targets with incentive payments. Under the new program, the Compensation Committee established three-year total operating income goals of $140.2 million, $169.2 million and $201.9 million for the threshold, target and maximum payout amounts for the period 2016-2018. At the threshold, target and maximum levels of operating income, the executive officers will earn 50%, 100% and 200% of the target cash payout for each officer, with the payouts pro-rated for performance between these amounts.
In January of 2017, the Compensation Committee continued the cash-based performance unit program by establishing a new three-year performance period (2017-2019). Except for the differences in performance periods, this program operates in the same manner as the cash-based performance unit program described above. The Compensation Committee established three-year total operating income goals of $171.1 million, $186.0 million and $206.4 million for the threshold, target and maximum payout amounts for the period 2017-2019.
For all cash-based performance units, the Compensation Committee will adjust the targets for pension settlement or curtailment charges, costs (other than internal labor) associated with actual or potential acquisitions, results of newly acquired entities for the first twelve months after the effective date of acquisition and other non-operating items such as significant gains or losses from the disposal or impairment of long-term assets.

Non-Officer Incentives
Annual bonuses are also paid to all U.S. salaried exempt employees using the same EBIT threshold and target levels as used for the executive officers and previously described under “Annual Bonus Plan.” For 2016, approximately 299 non-officers participated in that bonus plan. Also, all new U.S. salaried-exempt employees, and certain non-U.S. employees, receive a one-time grant of restricted stock and other grants of restricted stock at designated intervals.
Other Benefits
Salary Deferral Plan.    All executive officers, except Mr. Gras, a German citizen, are eligible to participate in a Salary Deferral Plan described in Note 1 of the “Nonqualified Deferred Compensation Table” below. The Compensation Committee believes that it is appropriate to offer this program to enable the executive officers to better manage their taxable income and retirement planning. Based on its analysis and the advice of our independent executive compensation consultant, the Compensation Committee believes that this program is competitive with comparable programs offered by other companies. As of December 31, 2016, Mr. Johnson is the only NEO who participates in the Salary Deferral Plan.
Supplemental Retirement Plans.    We offer various supplemental retirement plans to certain employees, including executive officers except Mr. Gras, a German citizen. The purpose of these plans is to compensate the employees for pension reductions caused by salary deferrals or by regulatory limitations on qualified plans. We also maintain a nonqualified supplemental executive retirement plan designed to enhance the regular retirement programs. Currently, Messrs. Meeusen and Johnson are participants in this plan. The Compensation Committee believes that these supplemental retirement plans are appropriate to attract and retain qualified executives. For more information on these plans, see the discussion that follows the “Pension Benefits Table” below.
Additional benefits.    Each executive officer receives his/her choice of either the use of a vehicle for both personal and business purposes, or a vehicle allowance. We also pay certain club dues for Mr. Meeusen. All executive officers, except Mr. Gras, participate in the Badger Meter, Inc. Employee Savings and Stock Ownership Plan and other benefit and pension plans provided to all of our U.S. employees.
Section 162(m) Limitations.     Our compensation plans are designed generally to allow us to achieve tax deductibility of the compensation paid under the plans. This includes compliance with Section 162(m) of the Internal Revenue Code, which limits the amount of non-performance-based compensation paid to our NEOs (other than our CFO) that we may deduct for tax purposes to $1 million per year. The Compensation Committee generally intends to structure our compensation programs to preserve tax deductibility. The Committee believes, however, that shareholders’ interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), there is no certainty that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) will be deductible.
Tax Gross-ups:  The Company does not provide tax gross-ups to any of the officers except in the unlikely event of a tax penalty in connection with the triggering of the Key Executive Employment and Severance Agreements as described in the “Potential Payments Upon Termination or Change-in-Control” below.
Potential Payments Upon Termination or Change-in-Control
We have entered into Key Executive Employment and Severance Agreements (each referred to as a KEESA) with all executive officers, whose expertise has been critical to our success, to remain with us in the event of any merger or transition period. The Compensation Committee has reviewed these agreements and determined that they are appropriate given competitive market practices. Each KEESA requires a “double-trigger,” providing for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control. For more information regarding the KEESAs, see the discussion in “Potential Payments Upon Termination or Change-in-Control” below.

Common Stock Ownership Guidelines and Hedging and Pledging Policies
We believe that it is important to align executive and shareholder interests by defining stock ownership guidelines for our executives. As a result, each executive officer is expected to hold common stock equal to at least two-times his or her annual base salary, except the CEO who is expected to hold common stock equal to at least three-times his annual base salary. New executive officers are expected to achieve this level of stock ownership within a reasonable time, but in any event, within six years of becoming an officer. Each NEO met the targeted level of stock ownership during 2016.
Additionally, we have a policy that prohibits our executive officers, as well as our directors, from engaging in short selling, hedging transactions and from holding our common stock in a margin account or pledging our common stock as collateral for a loan. An exception to the prohibition of pledging may be granted where a person wishes to pledge our common stock as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged shares.
Risk Assessment
The Compensation Committee conducts an annual risk assessment of our compensation program to determine whether our compensation policies and practices are reasonably likely to have a material adverse effect on the company. Based on this assessment, the Compensation Committee believes that our compensation program is balanced and does not motivate or encourage unnecessary or excessive risk taking because of, in part, the following:

•	Base salaries are fixed in amount and thus do not encourage risk taking.

•	Our annual bonus plan is designed to align our compensation with our shareholders’ interests over the long term.

•	Our long-term incentive plan uses a mix of performance measures that are designed to award our executives only if the company is achieving positive long-term growth.

•	We maintain appropriate caps on incentives.

•	We have limited and appropriate perquisites.

Summary Compensation Table
The following table sets forth information concerning compensation earned or paid to each of the NEOs for each of the last three fiscal years, consisting of: the dollar value of base salary during the applicable fiscal year; the aggregate grant date fair value of stock and option awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718; the dollar value of annual incentive bonus earned; the dollar value of the cash component of the long term incentives earned for the year ended under the that program; the change in pension value and non-qualified compensation earnings during the applicable fiscal years; all other compensation for the applicable fiscal years; and finally; the dollar value of total compensation for the applicable fiscal years. The NEOs are our principal executive officer, principal financial officer and three most highly compensated executive officers employed as of December 31, 2016 (each of whose total cash compensation exceeded $100,000 for fiscal year 2016).
Summary Compensation Table for 2016 (all amounts in $)

					Non-Equity Incentive Plan Compensation		Change in Pension Value and Non-Qualified Deferred Compensation (5) (7)	All Other Compensation (6)	Total
Name & Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Annual Bonus (3)	LTIP CASH (4)
Richard A. Meeusen —	2016	643,750	286,613	280,536	845,759	678,844	140,771	57,743	2,934,016
Chairman, President &	2015	625,000	371,973	278,991	—	562,380	171,611	47,558	2,057,513
CEO	2014	605,000	351,981	263,998	816,750	209,840	108,908	47,345	2,403,822

Richard E. Johnson —	2016	345,900	76,987	75,396	249,944	186,317	66,437	39,885	1,040,866
Sr. Vice President — Finance,	2015	335,800	99,948	74,987	—	181,772	73,747	35,541	801,795
CFO and Treasurer	2014	326,025	97,957	73,487	268,971	64,500	53,977	34,523	919,440

Gregory M. Gomez —	2016	224,600	40,023	39,192	118,032	86,755	8,114	30,290	547,006
Vice President —	2015	204,200	51,957	38,982	—	60,631	10,923	30,765	397,458
Flow Instrumentation	2014	185,606	41,966	31,491	127,443	30,100	7,921	26,754	451,281

Horst E. Gras —	2016	313,644	28,607	28,029	137,318	68,756	45,130	24,179	645,663
Vice President —	2015	299,474	37,169	27,881	22,322	60,631	199,853	16,681	664,011
Intl. Operations(7)	2014	329,624	35,986	26,999	185,746	21,500	143,987	19,261	763,103

Kimberly K. Stoll —	2016	224,600	40,023	39,192	118,032	86,755	1,270	33,910	543,782
Vice President —	2015	204,200	51,957	38,982	—	60,631	3,137	34,784	393,691
Sales & Marketing	2014	185,606	41,966	31,491	112,443	30,100	841	30,202	432,649

(1)
These amounts reflect the grant date fair value of the stock awards made in each respective year. The awards are made on the first Friday of March. The fair value of these stock awards is determined based on the market price of the shares on the grant date.

(2)
These amounts reflect the grant date fair value of the option awards made in each respective year. In 2014, the awards were made on the first Friday of March. For 2016 and 2015, the strike price is the 10-day average of ending prices ending with the first Friday of March. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K and such information is incorporated herein by reference.

(3)
“Non-Equity Incentive Plan Compensation - Annual Bonus” amounts represent annual incentive bonuses earned during the year indicated but paid in February of the following year. For example, any bonus earned during 2016 was paid in February of 2017 under the bonus program described above in the “Compensation Discussion and Analysis.” For Mr. Gomez and Ms. Stoll, this also includes $30,000 and $15,000, respectively, of special performance bonuses paid in 2014.

(4)
“Non-Equity Incentive Plan Compensation - 'LTIP Cash'” represents the amount earned for the three-year plan ending in the year shown under our the LTIP plans, as previously described. At the conclusion of each three year plan, any amounts earned are paid in February of the following year.

(5)
“Change in Pension Value and Non-Qualified Deferred Compensation” includes the 2016 aggregate increase in the actuarial present value of each NEO’s (except Mr. Gras) accumulated benefit under our frozen defined benefit pension plan and supplemental pension plans, using the same assumptions and measurement dates used for financial reporting purposes with respect to our audited financial statements. The amounts also include $9,220 for Mr. Meeusen and $10,719 for Mr. Johnson, representing earnings on deferred compensation and/or earnings on the non-qualified unfunded executive supplemental plan in excess of 120% of applicable federal long-term rates.

(6)	“All Other Compensation” for 2016 includes the following items:

a.
Contributions to the Badger Meter, Inc. Employee Savings and Stock Ownership Plan (ESSOP) for Messrs. Meeusen and Johnson of $4,500 each, $3,931 for Ms. Stoll and $3,229 for Mr. Gomez for the 401(k) feature of the Plan; and $16,263 each for Messrs. Meeusen and Johnson and $13,435 each for Mr. Gomez and Ms. Stoll, for the defined contribution feature of the Plan. Mr. Gras does not participate in the ESSOP.

b.	Dividends on restricted stock of $26,548 for Mr. Meeusen, $7,270 for Mr. Johnson, $3,417 for Mr. Gomez, $2,685 for Mr. Gras and $3,417 for Ms. Stoll.

c.	Vehicle usage of $6,632 for Mr. Meeusen, $11,852 for Mr. Johnson, $10,209 for Mr. Gomez, $21,494 for Mr. Gras and $13,127 for Ms. Stoll.

d.	Club dues for Mr. Meeusen of $3,800.

(7)
Mr. Gras, a German resident and citizen, is paid primarily in Euros. The amounts shown reflect the U.S. dollar equivalent of that currency. Year-to-year comparisons are affected by changes in the exchange rate. Mr. Gras is not covered by the defined benefit pension plan. The company, through its European subsidiary, provides benefits similar to those of the other NEOs. The amounts shown for Mr. Gras represent the translated value of the changes in pension liability for each period shown.

Grants of Plan-Based Awards
The following table sets forth information regarding all plan-based awards that were granted to the NEOs during 2016, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. Non-equity incentive plan awards are awards that are not subject to FASB ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period. There are no equity incentive-based awards, which are equity awards subject to a performance condition or a market condition as those terms are defined by FASB ASC Topic 718.
Grants of Plan-Based Awards for 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Restricted Shares (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Richard A. Meeusen	March 4, 2016				8,436			286,613
	March 4, 2016					20,658	33.975	280,536
(1)	Jan. 29, 2016	186,000	372,000	744,000
(2)	Jan. 29, 2016	321,875	643,750	965,625
Richard E. Johnson	March 4, 2016				2,266			76,987
	March 4, 2016					5,552	33.975	75,396
(1)	Jan. 29, 2016	37,500	75,000	150,000
(2)	Jan. 29, 2016	95,123	190,245	285,368
Gregory M. Gomez	March 4, 2016				1,178			40,023
	March 4, 2016					2,886	33.975	39,192
(1)	Jan. 29, 2016	26,000	52,000	104,000
(2)	Jan. 29, 2016	44,920	89,840	134,760
Horst E. Gras	March 4, 2016				842			28,607
	March 4, 2016					2,064	33.975	28,029
(1)	Jan. 29, 2016	18,610	37,220	74,440
(2)	Jan. 29, 2016	55,743	111,486	167,229
Kimberly K. Stoll	March 4, 2016				1,178			40,023
	March 4, 2016					2,886	33.975	39,192
(1)	Jan. 29, 2016	26,000	52,000	104,000
(2)	Jan. 29, 2016	44,920	89,840	134,760

(1)	These awards were granted in 2016 under the three-year LTIP for potential payout in 2019. See the discussion of the plan in “Compensation Discussion and Analysis - Elements of Compensation” above.

(2)
These awards were granted in 2016 under the annual bonus plan to be paid out in 2017. The actual results in 2016 resulted in payouts which are discussed in the “Compensation Discussion and Analysis - Elements of Compensation” above.

Stock Awards represent the fair value of restricted stock awards granted to each NEO on March 4, 2016 under the 2011 Omnibus Incentive Plan and are valued at the closing price of the common stock on that date ($33.975 per share). The restricted stock vests 100% after three years from the date of grant. Dividends on the restricted shares are accrued during the vesting period and paid to the recipient upon full vesting of the shares.
Option Awards represent the fair value of stock options granted to each NEO on March 4, 2016. The assumptions made in valuing the option awards are included under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K and such information is incorporated herein by reference. All options were granted on March 4, 2016, with an exercise price set at the closing price of the common stock on that date ($33.975 per share). All option awards vest at 20% per year over five years. The per share value of the options is $13.58 for the NEOs. The overall average fair value of all options issued in 2016 was $13.58, only a portion of which we expensed in fiscal year 2016. This value was computed in accordance with FASB ASC Topic 718 under the Black-Scholes option pricing model, using the following assumptions: risk-free interest rate of 1.42%; dividend yield of 1.16%; expected market price volatility factor of

48.3% and a weighted average expected life of 5.3 years. All option awards have a ten-year life from the date of grant. All unvested awards are forfeited on retirement or termination of employment for cause or otherwise. The awards are not subject to any performance-based or other material conditions.
Outstanding Equity Awards At Year-End
The following table sets forth information on outstanding option and stock awards held by the NEOs at December 31, 2016, including the number of shares underlying both exercisable and unexercisable portions of each stock option award as well as the exercise price and expiration date of each outstanding option.
Outstanding Equity Awards as of December 31, 2016

Name	Option Awards (1)				Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (2)	Market Value of Shares of Stock That Have Not Vested ($)
Richard A. Meeusen	9,600 18,000 20,400 26,600 30,080 13,640 9,450 4,835 0	0 0 0 0 7,520 9,094 14,174 19,341 20,658	26.405 19.345 19.205 18.295 18.075 25.645 27.180 28.330 33.975	May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021 May 4, 2022 Mar. 1, 2023 Mar. 7, 2024 Mar. 6, 2025 Mar. 4, 2026	34,516	1,275,366
Richard E. Johnson	2,000 3,000 1,260 1,316 1,300 0	0 3,000 2,520 3,946 5,198 5,552	18.295 18.075 25.645 27.180 28.330 33.975	May 6, 2021 May 4, 2022 Mar. 1, 2023 Mar. 7, 2024 Mar. 6, 2025 Mar. 4, 2026	9,398	347,256
Gregory M. Gomez	9,000 1,200 2,400 2,400 3,840 1,702 1,127 676 0	0 0 0 0 960 1,134 1,691 2,702 2,886	26.405 19.345 19.205 18.295 18.075 25.645 27.180 28.330 33.975	May 2, 2018 May 1, 2019 May 7, 2020 May 6, 2021 May 4, 2022 Mar. 1, 2023 Mar. 7, 2024 Mar. 6, 2025 Mar. 4, 2026	4,556	168,344
Horst E. Gras	640 473 482 483 0	640 945 1,450 1,933 2,064	18.075 25.645 27.180 28.330 33.975	May 4, 2022 Mar. 1, 2023 Mar. 7, 2024 Mar. 6, 2025 Mar. 4. 2026	3,478	128,512
Kimberly K. Stoll	480 1,600 1,920 1,702 1,127 676 0	0 0 960 1,134 1,691 2,702 2,886	19.205 18.295 18.075 25.645 27.180 28.330 33.975	May 7, 2020 May 6, 2021 May 4, 2022 Mar. 1, 2023 Mar. 7, 2024 Mar. 6, 2025 Mar. 4, 2026	4,556	168,344

(1)
There were no stock or option awards outstanding for any of the NEOs as of December 31, 2016 that were related to equity incentive programs, the realization of which would depend on specific financial or performance outcomes.

(2)	Restricted stock awards vest 100% after three years from date of grant. All other stock options vest as follows:

Expiration Date	Grant Date	Vesting Term	Full Vesting

May 4, 2017	May 4, 2007	20% per year	May 4, 2012
May 2, 2018	May 2, 2008	20% per year	May 2, 2013
May 1, 2019	May 1, 2009	20% per year	May 1, 2014
May 7, 2020	May 7, 2010	20% per year	May 7, 2015
May 6, 2021	May 6, 2011	20% per year	May 6, 2016
May 5, 2022	May 5, 2012	20% per year	May 5, 2017
Mar 1, 2023	Mar 1, 2013	20% per year	Mar 1, 2018
Mar 7, 2024	Mar 7, 2014	20% per year	Mar 7, 2019
Mar 6, 2025	Mar 6, 2015	20% per year	Mar 6, 2020
Mar 4, 2026	Mar 4, 2016	20% per year	Mar 4, 2021
Option Exercises and Stock Vested
The following table sets forth information relating to the number of stock options exercised during the last fiscal year for each of the NEOs on an aggregate basis. It also gives the number of shares of restricted stock that vested during 2016 and its value on the date of vesting at a price of $66.71 per share (pre-split value).
Option Exercises and Stock Vested for 2016

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vested Shares ($)
Richard A. Meeusen	—	—	7,150	476,977
Richard E. Johnson	—	—	2,000	133,420
Gregory M. Gomez	—	—	900	60,039
Horst E. Gras	240	9,180	750	50,033
Kimberly K. Stoll	—	—	900	60,039
For further details regarding stock options and restricted stock, see the description of the LTIP in “Compensation Discussion and Analysis - Elements of Compensation” above.

Retirement Benefits
Qualified Defined Benefit Plan
The following table sets forth the actuarial present value of each NEO’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation and the present value of the supplemental plans. Except for Mr. Gras, the valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each NEO are included under the caption “Employee Benefit Plans” in Note 7 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K, and such information is incorporated herein by reference. Through our subsidiary Badger Meter Europe, Mr. Gras will receive a monthly annuity for life based on 1.25% of pensionable salary per year of service, to a maximum of 50% of salary. We calculate the liability for Mr. Gras using similar valuations that comply with U.S. generally accepted accounting principles. The table also shows the number of years of credited service under such plans, computed as of the same pension plan measurement date used in the company’s audited financial statements for the year ended December 31, 2016. Note that benefits under the U.S. defined benefit plan were frozen as of December 31, 2010 and replaced with a defined contribution plan (see discussion below). Interest will continue to be credited on the frozen balance at a rate of interest based upon 30-year U.S. Treasury securities. The table also reports any pension benefits paid to each NEO during the year.

Pension Benefits as of December 31, 2016

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During 2016 ($)
Richard A. Meeusen	Qualified Pension Plan	16	296,982	—
	Non-qualified Unfunded Supplemental Retirement Plan	21	597,588	—
	Non-qualified Unfunded Executive Supplemental Plan	N/A	555,889	—
Richard E. Johnson	Qualified Pension Plan	11	181,738	—
	Non-qualified Unfunded Supplemental Retirement Plan	16	167,409	—
	Non-qualified Unfunded Executive Supplemental Plan	N/A	314,142	—
Gregory M. Gomez	Qualified Pension Plan	28	210,091	—
	Non-qualified Unfunded Supplemental Retirement Plan	33	2,662	—
Horst E. Gras	Pension Liability*	24	1,035,789	—
Kimberly K. Stoll	Qualified Pension Plan	3	22,361	—
	Non-qualified Unfunded Supplemental Retirement Plan	8	2,663	—
*Calculated using U.S. Generally Accepted Accounting Principles translated at 12/31/16 Euro rate.
Qualified Defined Contribution Plan
We maintain a defined contribution retirement plan (through the ESSOP) covering all domestic salaried employees, including each NEO except Mr. Gras, who is a German resident and citizen.
Under the defined contribution plan, Messrs. Meeusen, Johnson, Gomez and Ms. Stoll each have an account balance which is credited each year with dollar amounts equal to 5% of compensation, plus 2% of compensation in excess of the Social Security wage base. Individuals then invest the funds in various investment vehicles offered to all employees. Any amounts exceeding qualified plan limits are reflected in the “Non-qualified Unfunded Supplemental Retirement Plan” amounts in the above table. Amounts earned in 2016 for Messrs. Meeusen and Johnson were $16,263 each, and for Mr. Gomez and Ms. Stoll were $13,435 each. These are included in “All Other Compensation” on the Summary Compensation Table for 2016. Such amounts were credited to their accounts in early 2017.
Non-Qualified Unfunded Supplemental Retirement Plan
Since benefits under our retirement programs are based on taxable earnings, any deferral of salary or bonus can result in a reduction of these benefits. To correct for this reduction, participants in the salary deferral program also participate in a non-qualified unfunded supplemental retirement benefit plan designed to compensate for reduced retirement benefits caused by the deferral of salary. Benefits under this plan represent the difference between normal retirement benefits that the executive officer would have earned if no salary had been deferred, and the reduced benefit level due to the salary deferral.
Internal Revenue Service regulations limit the amount of compensation to be considered in qualified pension benefit calculations to $265,000 in 2016, and varying amounts for prior years. Any employee, including any NEO, whose compensation is in excess of the Internal Revenue Service limits also participates in the non-qualified unfunded supplemental retirement plan. Benefits from this plan are calculated to provide the participant the same retirement benefits as if there were no compensation limit. These benefits are included in the table above.
Non-Qualified Unfunded Executive Supplemental Plan
Messrs. Meeusen and Johnson participate in a non-qualified unfunded executive supplemental retirement plan. This is a defined contribution plan, under which we annually accrue 7.5% of each participant’s annual salary. Participants may elect a lump-sum payout or annual installments up to ten years. Interest is credited monthly on the beginning of the year balance at the prime rate of interest.

The following table sets forth annual contributions and earnings under the non-qualified unfunded executive supplemental plan and fiscal year-end balances in the plan.
Non-qualified Unfunded Executive Supplemental Plan for 2016 ($)

Name	Executive Contributions in 2016	Company Contributions in 2016	Aggregate Earnings in 2016(1)	Aggregate Withdrawals/ Distribution	Aggregate Balance at December 31, 2016
Richard A. Meeusen	—	48,281	17,165	—	555,889
Richard E. Johnson	—	25,940	9,746	—	314,142

(1)
Contributions shown in the above table are also included in the Summary Compensation Table along with the portion of the 2016 earnings shown in the above table that are considered above-market (as quantified in Note 5 in the Summary Compensation Table).

Non-qualified Deferred Compensation
The following table sets forth annual executive officer and company contributions under the non-qualified deferred compensation plan, as well as each NEO’s withdrawals, earnings and fiscal year-end balances in this plan. Messrs. Meeusen and Gomez and Ms. Stoll do not currently participate in the plan.
Non-qualified Deferred Compensation for 2016 ($)

Name	Executive Contributions in 2016(1)(2)	Company Contributions in 2016	Aggregate Earnings in 2016(2)	Aggregate Withdrawals/ Distribution	Aggregate Balance at December 31, 2016(3)
Richard E. Johnson	127,983	—	12,785	67,196	533,313

(1)
All executive officers, except Mr. Gras, are eligible to participate in a Salary Deferral Plan. Under this plan, executive officers may elect to defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Participants may elect to defer payment for a specified period of time or until retirement or separation from service. Participants may also elect a lump-sum payout or annual installments up to ten years. Interest is credited quarterly on the deferred balances at an annual interest rate equal to the sum of the five-year U.S. Treasury constant maturities rate of interest plus one and one-half percent.

(2)
Mr. Johnson’s contributions shown in the above table are also included in the Summary Compensation Table along with the portion of the 2016 earnings shown in the above table that are considered above-market (as quantified in Note 5 to the Summary Compensation Table).

(3)	Amounts shown in the December 31, 2016 column were previously reported in prior years' and current year-end Summary Compensation Tables.

Potential Payments Upon Termination or Change-in-Control
We have entered into Key Executive Employment and Severance Agreements with all executive officers whose expertise has been critical to our success, to remain with us in the event of any merger or transition period. Each KEESA provides for payments in the event there is a change-in-control and (1) the executive officer’s employment with us terminates (whether by us, the executive officer or otherwise) within 180 days prior to the change-in-control and (2) it is reasonably demonstrated by the executive officer that (a) any such termination of employment by us (i) was at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control, or (b) any such termination of employment by the executive officer took place because of an event that allowed the termination for good reason, which event (i) occurred at the request of a third party who has taken steps reasonably calculated to effect a change-in-control or (ii) otherwise arose in connection with or in anticipation of a change-in-control.

There are two forms of the KEESA. The KEESA for the Chairman, President and Chief Executive Officer provides for payment of salary and annual incentive compensation of three years, as well as the actuarial equivalent of the additional retirement benefits he would have earned had he remained employed for three more years, continued medical, dental, and life insurance coverage for three years, outplacement services and financial planning counseling. The KEESA for all other executive officers provides for payment of two years’ salary and annual incentive compensation, along with two years’ coverage pursuant to the other benefits set forth above. Any executive officer who receives compensation under the KEESA is restricted from engaging in competitive activity for a period of six months after termination and is required to maintain appropriate confidentiality relative to all company information. The agreements also provide that, if excise taxes would be imposed because of the golden parachute excise tax provisions of Code Sections 280G and 4999, the executive officer’s payments in connection with the change-in-control will be cut back to a level below the level that would trigger the imposition of the excise taxes.  If, despite the application of this cut-back, a court or the Internal Revenue Service determines that any of the payments in connection with the change-in-control are subject to the excise tax, then the agreements would require us to make the executive whole for any excise taxes, interest or penalties imposed as a result, as well as for the taxes on the make-whole payment.
For purposes of each KEESA, a “change-in-control” is deemed to have occurred if (1) any person (other than the company or any of its subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of the company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by our shareholders in substantially the same proportions as their ownership of stock in the company) is or becomes the beneficial owner, directly or indirectly, of 15% or more of our voting securities; or (2) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on July 31, 1999, constituted the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on July 31, 1999 or whose appointment, election or nomination for election was previously so approved; or (3) our shareholders approve a merger, consolidation or share exchange of the company with any other corporation or approve the issuance of our voting securities in connection with a merger, consolidation or share exchange of the company, with limited exceptions; or (4) our shareholders approve a plan of complete liquidation or dissolution of the company or an agreement for the sale or disposition by us of all or substantially all of our assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by us of all or substantially all of our assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the company immediately prior to such sale.
For purposes of each KEESA, “good reason” means that the executive officer has determined in good faith that any of the following events has occurred: (1) any breach of the KEESA by us other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that we promptly remedy; (2) any reduction in the executive officer’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the executive officer in effect at any time during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (3) a material adverse change, without the executive officer’s prior written consent, in the executive officer’s working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change-in-control or, to the extent more favorable to the executive officer, those in effect after the change-in-control; (4) the relocation of the executive officer’s principal place of employment to a location more than 35 miles from the executive officer’s principal place of employment on the date 180 days prior to the change-in-control; (5) we require the executive officer to travel on business to a materially greater extent than was required during the 180-day period prior to the change-in-control; or (6) we terminate the executive officer’s employment after a change-in-control without delivering the required notice, in specified circumstances.
The following table describes the potential payments upon termination and a change-in-control. This table assumes the NEO’s employment was terminated on December 31, 2015, the last day of our prior fiscal year and that the price per share of the company's securities is the closing market price of that date. Potential payments for Mr. Gras are translated at the year-end exchange rate.

KEESA Benefits if Exercised at December 31, 2016 ($)

Name	Salary and Incentives	Value of Unvested Options and Restricted Stock	Retirement Benefits	Welfare Benefits & Other	Total
Richard A. Meeusen	6,652,500	1,886,768	265,176	95,545	8,899,989
Richard E. Johnson	1,572,290	532,246	93,333	72,453	2,270,322
Gregory M. Gomez	888,880	247,688	25,164	71,624	1,233,356
Horst E. Gras	991,674	188,237	85,852	72,453	1,338,216
Kimberly K. Stoll	888,880	247,688	25,164	88,819	1,250,551

Compensation Committee Report
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the annual report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee
Steven J. Smith, Chairman
Gale E. Klappa
Gail A. Lione
Todd J. Teske

Director Compensation
Compensation Philosophy and Role of the Compensation Committee
Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the Board of Directors. We believe that director compensation is comparable relative to the competitive market. Director compensation is determined by the Compensation Committee with approval by the full Board of Directors, and equity programs such as our Director Stock Grant Plans, are approved by shareholders.
Recommendations regarding outside director compensation are made by the Compensation Committee. The Compensation Committee refers to independent director compensation studies provided by the National Association of Corporate Directors to obtain relevant market data used in developing compensation recommendations.  All decisions on director compensation levels and programs are made by the full Board of Directors based on the recommendations provided by the Compensation Committee.

Director Compensation Table and Components of Director Compensation
The following table summarizes the director compensation for 2016 for all of our non-employee directors. Mr. Meeusen does not receive any additional compensation for his services as a director beyond the amounts previously disclosed in the Summary Compensation Table.

Director Compensation for 2016 ($)

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Todd A. Adams	—	—	—
Ronald H. Dix	48,800	53,930	102,730
Thomas J. Fischer	66,800	53,930	120,730
Gale E. Klappa	55,400	53,930	109,330
Gail A. Lione	59,200	53,930	113,130
Andrew J. Policano	55,800	53,930	109,730
Steven J. Smith	60,400	53,930	114,330
James F. Stern	7,435	—	7,435
Glen E. Tellock	—	—	—
Todd J. Teske	55,400	53,930	109,330

(1)
Retainer and Meeting Fees. In 2016, non-employee directors received a $32,000 annual retainer. Non-employee directors receive $3,000 for each Board of Directors meeting attended and $1,200 for each committee meeting attended. In addition, they are reimbursed for reasonable out-of-pocket travel, lodging and meal expenses. The chairman of the Audit Committee received an annual fee of $9,000. The chairman of the Governance Committee received $4,000. The chairman of the Compensation Committee and the Lead Outside Director each received an annual fee of $5,000. Mr. Stern was appointed to the Board in November, 2016 and received a prorated retainer fee. Mr. Adams and Mr. Tellock were appointed to the Board in February, 2017. They did not receive any fees in 2016.

(2)
Each director was awarded a grant of stock valued at $54,000. The amount was divided by $71.62 (pre-split value), the closing price of the stock on the date of grant, and rounded down to the nearest whole share amounting to 753 shares of common stock on May 2, 2016. This column reflects the value of that award. As of December 31, 2016, the directors had the following outstanding number of vested option awards: Mr. Adams (0), Mr. Dix (0), Mr. Fischer (0), Mr. Klappa 12,000, Ms. Lione 12,000, Mr. Policano (0), Mr. Smith (0), Mr. Stern (0), Mr. Tellock (0) and Mr. Teske 12,000. There were no outstanding stock awards at December 31, 2016.

Non-employee directors are required to own four-times their annual board retainer in company stock within five years of first being elected to the board. As of February 28, 2017, all non-employee directors met this requirement.
Badger Meter Deferred Compensation Plan for Directors. Directors may elect to defer their compensation, in whole or in part, in a stock and/or cash account of the Badger Meter Deferred Compensation Plan for Directors.
Our non-employee directors do not participate in any incentive plans or pension plans, and receive no perquisites, benefits or other forms of compensation, other than as disclosed above. New directors receive a one-time option award valued at $50,000 following the annual meeting of their first election by shareholders. The exact number of options is determined by dividing $50,000 by the Black-Scholes value on that date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There were no Compensation Committee interlocks or insider participation.
ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our Board of Directors is committed to and recognizes the importance of responsible executive compensation practices. As discussed below, we have designed our executive compensation program to attract, motivate, reward, and retain senior management required to achieve our corporate objectives and to align compensation practices with our shareholders’ interest.
As required by Section 14A of the Securities Exchange Act, we are providing our shareholders with an opportunity to provide an advisory vote to approve the executive compensation of our named executive officers. This advisory vote commonly referred to as “Say on Pay” is not binding. However, our Board of Directors and the Compensation Committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers. Shareholders are asked to vote on the following resolution:
RESOLVED, that the compensation paid to our named executive officers (NEOs), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, and compensation tables and any related material disclosed above in this Proxy Statement, is hereby APPROVED.
In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our NEOs presented in the Compensation Discussion and Analysis as well as the information contained in the preceding Compensation Tables.
We employ a strong pay-for-performance philosophy for our entire executive team, including our NEOs. Our compensation philosophy and compensation programs have resulted in compensation that reflects our financial results and other performance factors described in the Compensation Discussion and Analysis, as well as stock price performance. We achieve these objectives through the following:

•	A total compensation package that is targeted at the median of our peer companies;

•	A total compensation package that is structured so that a majority of compensation opportunities are delivered through short- and long-term incentives;

•	A short-term incentive driven primarily by our financial earnings performance, and secondarily by key nonfinancial metrics;

•
A long-term incentive program that, in keeping with prevailing industry practice, is significantly driven by our relative total shareholder return as compared to other industry peers, along with a mix of stock options and restricted stock to further tie compensation to stock price performance as well as enhance retention; and

•	Stock ownership guidelines that continue to tie executives’ interests to shareholders over the long term.
Furthermore, we do not currently use employment contracts with our executive officers nor provide severance protection other than following a change-in-control of our company. We believe our change-in-control protections are in the best interests of our shareholders. Further, we maintain double-trigger protection (requiring a change-in-control and subsequent employment termination) following a change-in-control for any executive officer, including our NEOs.
If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of the non-binding advisory resolution above. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast. The advisory vote to approve compensation of NEOs will be approved if the votes "FOR" exceed the votes "AGAINST." Abstentions will have no effect on this Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NON-BINDING ADVISORY RESOLUTION ABOVE.

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our shareholders with an opportunity to provide an advisory vote as to whether shareholders should be given the opportunity to cast their Say on Pay Vote every one, two or three years. This advisory vote is not binding, but will be reviewed and considered by our board of directors in determining how frequently our shareholders will be given the opportunity to provide their Say on Pay Vote. The non-binding advisory votes will not be construed (1) as overruling any decision by the Board of Directors, any Board committee or us relating to the compensation of the named executive officers or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee or us.

Shareholders are asked to vote on the following resolution:

RESOLVED, that the shareholders of the company advise that an advisory resolution with respect to named executive officer compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.

We believe a three-year frequency for the Say on Pay Vote is most consistent with our approach to compensation for the following reasons:

We seek a consistent compensation approach from year to year for all our executive officers. Because we believe that an effective compensation program should motivate performance over a multi-year horizon, we do not make frequent changes to our executive compensation program.

We believe the best way for shareholders to evaluate the compensation of our NEOs is over a multi-year period because our programs are designed to motivate and reward long-term performance. For example, our long-term incentive plan is based on a three-year performance period.

A triennial vote will provide us with the time to thoroughly consider shareholder sentiments and implement any changes after careful consideration by our Board of Directors.

For these reasons, we believe that providing a Say on Pay Vote every three years is appropriate in order to provide our shareholders with a more comprehensive view of our executive compensation program and how our program appropriately supports our short- and long-term business objectives.

If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of holding a non-binding advisory vote on executive compensation every three years. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may only vote your shares on this proposal with your specific voting instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

The selection of “one year”, “two years” or “three years” that receives the greatest number of votes cast on this proposal at the Annual Meeting, in person or by properly executed proxy, subject to quorum requirements, will indicate the shareholders’ preference for the frequency of future votes on the compensation of our named executive officers. However, since this vote is not binding on the Board of Directors, the Compensation Committee or the company, the Board of Directors may decide that it is in the best interest of the company and the shareholders to hold future advisory votes on the compensation of our named executive officers more or less frequently than as indicated by the shareholder vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF
“THREE YEARS” ON THE NON-BINDING ADVISORY RESOLUTION ABOVE.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2016 regarding total shares subject to outstanding stock options, warrants and rights and total additional shares available for issuance under our existing equity compensation plans.

Plan Category	Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column 1)(#)
Equity compensation plans approved by security holders
STOCK OPTION PLANS*	99,480	20.81	—
2011 OMNIBUS INCENTIVE PLAN	284,778	24.78	741,396
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	384,258	23.75	741,396

*	Includes outstanding grants made under earlier Stock Option Plans. All securities available for future issuance from the earlier Plans were rolled into the 2011 Omnibus Incentive Plan.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee (referred to as the Audit Committee) is established by the Board of Directors (referred to as the Board) for the primary purpose of assisting the Board in providing oversight of and assuring the integrity of the company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the internal audit function and the work of the independent auditors, and system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. The Audit Committee meets at least quarterly and reports to the Board regularly. The Audit Committee met five times in 2016.
The Audit Committee is vested with all responsibilities and authority required by Rule 10A-3 under the Securities Exchange Act of 1934. It is comprised of the four members of the Board of Directors named below, each of whom is independent as required by the New York Stock Exchange and U.S. Securities Exchange Commission rules currently in effect. The Board evaluates the independence of the directors on at least an annual basis. All four members of the Audit Committee have been determined by the Board to be financial experts as defined by Securities and Exchange Commission rules. The Audit Committee acts under a written charter available on the Company’s website at www.badgermeter.com.
Management of the company has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. Management represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements as of and for the year ended December 31, 2016, including discussion regarding the propriety of the application of accounting principles, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the audited 2016 financial statements with our independent auditors, Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles.
Additionally, the Audit Committee has done, among other things, the following:

•
met with Ernst & Young LLP, with and without management present, to discuss the results of its annual audit and quarterly reviews, its evaluations of the internal controls, and the overall quality of the financial reporting, as well as the matters required to be discussed by professional standards and regulatory requirements as currently in effect;

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with the company’s management and Ernst & Young LLP;

•
discussed with Ernst & Young LLP those matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees,” and SEC Regulation S-X, Rule 2-07 “Communication with Auditing Committees;” and

•	received the written disclosures and the letter from Ernst & Young LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the PCAOB.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the U.S. Securities and Exchange Commission.
All members of the Audit Committee have approved the foregoing report.

Audit and Compliance Committee
Thomas J. Fischer, Chairman
Gale E. Klappa
Steven J. Smith
Todd J. Teske

PRINCIPAL ACCOUNTING FIRM FEES
Fees for professional services provided by the independent registered public accounting firm in each of the last two fiscal years are as follows:

	2016	2015
Audit Fees(1)	$777,000	$795,500
Audit Related Fees(2)	22,000	21,000
Tax Fees	—	—
All other Fees	—	—
Total Fees	$799,000	$816,500

(1)	Includes annual financial statement audit, review of our quarterly reports on Form 10-Q and statutory audits required internationally.

(2)	Represents accounting and advisory services related to technical accounting consultations.
As part of its duties, the Audit Committee pre-approves services provided by Ernst & Young LLP. Pursuant to the Audit Committee Charter, the Audit Committee must pre-approve all auditing services and permissible non-audit services to be provided. In addition, the Audit Committee Charter provides that the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. During the fiscal year ending December 31, 2016, all of the audit fees and non-audit services provided by the company's independent registered public accounting firm were pre-approved by the Audit Committee. In selecting Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, the Audit Committee has reviewed all 2016 audit services provided by Ernst & Young LLP to make sure they were compatible with maintaining the independence of Ernst & Young LLP. There were no additional non-audit services performed in 2016.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee selected Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the company for the year ending December 31, 2017, as well as its internal control over financial reporting as of December 31, 2017, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection.
In determining whether to reappoint Ernst & Young LLP as the company’s independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the following:

•	the length of time Ernst & Young LLP has been engaged by the company as the independent registered public accounting firm;

•	Ernst & Young LLP’s historical and recent performance on the audit;

•	an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP;

•	the quality of the Audit Committee’s ongoing discussions with Ernst & Young LLP;

•	an analysis of Ernst & Young LLP’s known legal risks and significant proceedings;

•	external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board ("PCAOB") reports on Ernst & Young LLP and its peer firms;

•	the appropriateness of Ernst & Young LLP’s fees, on both an absolute basis and as compared to its peer firms; and

•	Ernst & Young LLP’s independence.

Based on the Audit Committee’s evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of the company and its shareholders to retain Ernst & Young LLP to serve as the independent registered public accounting firm.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.
If you submit a proxy to us, it will be voted as you direct. If, however, you submit a proxy without specifying voting directions, it will be voted in favor of ratifying Ernst & Young LLP as the company’s independent registered public accounting firm. If your shares are held in “street name” by your broker, nominee, fiduciary or other custodian, your broker, nominee, fiduciary or other custodian may choose to vote for you on the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for the company, even if you do not provide voting instructions to such nominee. The Audit Committee's selection of Ernst & Young LLP as the company's independent registered public accounting firm for the year ending December 31, 2017 will be ratified if the votes "FOR" exceed the votes "AGAINST." Abstentions will have no effect on this Proposal. We do not anticipate any broker non-votes on this Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file reports concerning the ownership of our equity securities with the Securities and Exchange Commission and us. Based solely on a review of the copies of such forms furnished to us, we believe that all reports required by Section 16(a) to be filed by our insiders were filed on a timely basis.
OTHER MATTERS

The cost of solicitation of proxies will be borne by us. Brokers, nominees, fiduciaries or other custodians who hold stock in their names and who solicit proxies from the beneficial owners will be reimbursed by us for out-of-pocket and reasonable clerical expenses.
The Board of Directors does not intend to present at the Annual Meeting any matters other than those set forth herein and does not presently know of any other matters that may be presented at the Annual Meeting by others. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy on any such matters in accordance with their best judgment.
A shareholder wishing to include a proposal in the Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (referred to as Rule 14a-8), must forward the proposal to our Board of Directors, c/o the Secretary by November 17, 2017.
A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2018 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our Restated By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the Restated By-Laws, to our Board of Directors, c/o the Secretary not less than 60 days and not more than 90 days prior to the second Saturday in the month of April (that is between January 14, 2018 and February 13, 2018), subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days. If we do not receive the notice within that time frame, then the notice will be considered untimely and we will not be required to present such proposal at the 2018 Annual Meeting of Shareholders. If the Board of Directors chooses to present such proposal at the 2018 Annual Meeting, then the persons named in proxies solicited by the Board of Directors for the 2018 Annual Meeting may exercise discretionary voting power with respect to such proposal.
We have filed an Annual Report on Form 10-K with the Securities and Exchange Commission for our fiscal year ended December 31, 2016. The information under the caption “Stock Options” in Note 5 to the Consolidated Financial Statements contained in the Annual Report on Form 10-K and the information under the caption “Employee Benefit Plans” in Note 7 to the Consolidated Financial Statement contained in the Annual Report on Form 10-K is incorporated by reference into this Proxy Statement. The Form 10-K is posted on our Web site at www.badgermeter.com. We will provide a copy of the Annual Report on Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting. We will provide a copy of the exhibits to the Annual Report on Form 10-K without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the Annual Meeting who submits a written request for it. Requests for copies of the Annual Report on Form 10-K should be addressed to Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245036, Milwaukee, Wisconsin 53224-9536; (414) 355-0400.
Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report on Form 10-K and Proxy Statement to shareholders. Upon written or phone request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered, or a single copy to any shareholders sharing the same address to whom multiple copies were delivered. Shareholders may notify us of their requests by writing or calling the Secretary, Badger Meter, Inc., 4545 West Brown Deer Road, P.O. Box 245306, Milwaukee, WI, 53224-9536; (414) 355-0400.

By Order of the Board of Directors

William R. A. Bergum,
Secretary
March 17, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2017: The notice of Annual Meeting, Proxy Statement, Form of Proxy Card and our Annual Report on Form 10-K are available at www.proxyvote.com

E19169-P85585

BADGER METER, INC.
Annual Meeting of Shareholders
April 28, 2017 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard A. Meeusen, Richard E. Johnson and William R. A. Bergum, or any of them, as proxies for the undersigned at the Annual Meeting of Shareholders of Badger Meter, Inc. to be held at Badger Meter's headquarters in the Customer Experience Center, located at 4545 West Brown Deer Road, Milwaukee, Wisconsin 53223, on Friday, April 28, 2017, at 8:30 a.m., local time, to vote the shares of stock which the undersigned is entitled to vote at said Meeting or any adjournment or postponement thereof, hereby revoking any other Proxy executed by the undersigned for such Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR ALL NOMINEES" identified in Proposal 1, "FOR" Proposals 2 and 4, and "THREE YEARS" on Proposal 3. This Proxy is being solicited on behalf of the Board of Directors.

Continued and to be signed on reverse side

V.1.1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E19168-P85585

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

BADGER METER, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Todd A. Adams
02) Thomas J. Fischer
03) Gale E. Klappa
04) Gail A. Lione
05) Richard A. Meeusen
06) Andrew J. Policano
07) James F. Stern
08) Glen E. Tellock
09) Todd J. Teske

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	3 Years	2 Years	1 Year	Abstain
3. ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2017.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

V.1.1